Exhibit 99.2
Interstate Hotels & Resorts, Inc.
Reconciliations of Non-GAAP Financial Measures
(Unaudited, in thousands except per share amounts)

	2004	2005	2006
	(actual)	(actual)	(forecast)
Net income (loss)	$(5,663)	$12,877	$11,800
Adjustments:
Depreciation and amortization	9,199	9,141	10,300
Interest expense, net	7,600	9,283	7,800
Discontinued operations, net	252	1,417	—
Income tax expense (benefit)	(994)	7,327	8,200

EBITDA	10,394	40,045	38,100
Restructuring charges	4,741	2,043	—
Asset impairments and other write-offs	11,807	5,583	8,600
Gain on sale of investments and extinguishment of debt	—	(7,203)	—
Equity in (earnings) losses of affiliates	1,056	(3,492)	1,100
Minority interest expense (benefit)	(45)	173	200
Other	(55)	—	—

Adjusted EBITDA	$27,898	$37,149	$48,000

	2004	2005	2006
	(actual)	(actual)	(forecast)
Net income (loss)	$(5,663)	$12,877	$11,800
Adjustments:
Restructuring charges	4,741	2,043	—
Asset impairments and other write-offs	11,807	5,583	8,600
Gain on sale of investments and extinguishment of debt	—	(7,203)	—
Deferred financing costs write-off	—	1,847	—
Equity interest in the gain on sale of Hilton San Diego	—	(4,202)	—
Equity interest in the loss on sale of Wyndham Milwaukee	—	395	—
Equity in the write-off of deferred financing costs	—	295	—
Equity interest in the gain on sale of Residence Inn Houston		(1,107)	—
Other	(55)	—	—
Minority interest	(149)	39	—
Income tax rate adjustment	(1,360)	3,265	(3,500)

Adjusted net income	$9,321	$13,832	$16,900

Adjusted diluted earnings per share	$0.30	$0.45	$0.54

Note:
These amounts reconcile the Non-GAAP Financial measures summarized in the Financial Highlights section of the investor package. For a full disclosure on the use of Non-GAAP Financial measures please see the fourth quarter earnings release furnished to the SEC on February 22, 2006 and first-quarter earnings release furnished to the SEC on May 3, 2006.